      As filed with the Securities and Exchange Commission on July 6, 2000
                                                          Registration 333-36238

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------
                                Amendment No. 2
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                               CORVIS CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                     3661                    52-2041343
       (State of              (Primary Standard           (I.R.S. Employer
     incorporation)               Industrial           Identification Number)
                             Classification Code
                                   Number)

                                ----------------
                           7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                                 (443) 259-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David R. Huber
                     President and Chief Executive Officer
                               Corvis Corporation
                           7015 Albert Einstein Drive
                         Columbia, Maryland 21046-9400
                                 (443) 259-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   Copies to:

 Philip J. Niehoff               Kim D. Larsen                Marc M. Rossell
   Mayer, Brown &            Senior Vice President,         Shearman & Sterling
       Platt             General Counsel and Secretary         599 Lexington
 190 South LaSalle             Corvis Corporation                  Avenue
       Street              7015 Albert Einstein Drive        New York, New York
 Chicago, Illinois       Columbia, Maryland 21046-9400             10022
       60603                     (443) 259-4000                (212) 848-4000

   (312) 782-0600
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
    Title of Each Class of                    Proposed Maximum            Amount of
  Securities To Be Registered            Aggregate Offering Price(1) Registration Fee(1)
----------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.         $474,375,000             $125,235(2)
----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)  Previously paid.
                                ----------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   The sole purpose of this Amendment is to file certain exhibits to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus and Financial Statements are unchanged and have been omitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table shows the costs and expenses to be incurred, other than underwriting discounts and commissions, in connection with the offering described in this registration statement, all of which will be paid by the registrant. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

   SEC registration fee.............................................. $ 125,235
   NASD filing fee...................................................    30,500
   Nasdaq National Market listing fee................................     *
   Accounting fees and expenses......................................     *
   Legal fees and expenses...........................................     *
   Printing and engraving expenses...................................     *
   Transfer Agent and registrar fees.................................     *
   Miscellaneous expenses............................................     *
                                                                      ---------
     Total........................................................... $   *
                                                                      =========

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

   Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

   In addition, we have entered or, concurrently with this offering, will enter, into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Corvis or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

   The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

   The following is a summary of our transactions since April 1997, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

(1) In July 1997, we sold 21,600,000 shares of common stock and 1,500,000 shares of Series A convertible preferred stock to our founder David R. Huber in connection with our founding and in exchange for certain intellectual property rights for an aggregate purchase price of $3,000,000.

(2) In January 1998, we granted the right to purchase 1,200,000 shares of common stock to David R. Huber in connection with his providing a bridge loan to us. In December 1998, Dr. Huber purchased all 1,200,000 shares for an aggregate purchase price of $10,000.

(3) In April 1998, we sold 50,000 shares of Series A convertible preferred stock to Frank Bonsal (a venture capitalist and one of our directors) for an aggregate purchase price of $100,000.

(4) In May 1998, we sold 6,294,071 shares of Series B convertible preferred stock to David R. Huber and 13 venture capital funds or other investment entities for a total purchase price of $13.5 million.

(5) In July 1998, we issued warrants to purchase 74,418 shares of Series B convertible preferred stock and 282,558 shares of Series B convertible preferred stock each with an exercise price of $2.15 per share to Comdisco, Inc. in connection with a lease agreement and a loan to acquire equipment.

(6) In December 1998, we sold 34,884 shares of Series B convertible preferred stock to Kim D. Larsen (one of our corporate officers) and to a venture capitalist for an aggregate purchase price of $75,000.

(7) In January 1999, we issued warrants to purchase 66,079 shares of Series C convertible preferred stock and 32,798 shares of Series C preferred stock at an exercise price of $4.54 per share and $9.147 per share, respectively, to Comdisco, Inc. in connection with a lease agreement and a loan to acquire equipment.

(8) In February 1999, we issued warrants to purchase 76,527 shares of Series C convertible preferred stock at an exercise price of $9.147 per share in connection with a convertible note that we issued to 14 venture capital funds and other investment entities in connection with the offering of a convertible note and warrant.

(9) In February 1999 and April 1999, we sold a total of 3,072,038 shares of Series C convertible preferred stock to one corporate investor, David R. Huber, Kim D. Larsen and 12 venture capital funds and other investment entities for an aggregate purchase price of $28.1 million.

(10) In May 1999, we issued warrants to purchase a total of 19,679 shares of Series C convertible preferred stock at an exercise price of $9.147 per share to Finova Capital Corporation, in connection with a loan to acquire equipment.

(11) In June 1999, we issued warrants to purchase a total of 641,121 shares of Series E convertible preferred stock at an exercise price of $9.147 per share to a syndicate of 10 lending institutions in connection with a loan agreement to acquire equipment and for working capital.

(12) In July 1999, we issued 211,928 shares of Series D convertible preferred stock to the founder and the two corporate shareholders of Corvis Canada, Inc. in connection with our acquisition of Corvis Canada, Inc. (formerly known as Kromafibre, Inc.). We also agreed to issue 61,386 shares of Series D convertible preferred stock to the founder of Corvis Canada, the vesting of which is subject to the founder's continued employment with us.

(13) In August 1999, we issued 3,698 shares of Series C convertible preferred stock to an outside consultant in connection with personnel recruiting activities performed for Corvis, for an aggregate fair market value of $33,866.

(14) In August and September 1999, we sold 1,731,958 and 164,948 shares, respectively, of Series F convertible preferred stock to David R. Huber, Kim D. Larsen, five other individuals and 11 venture capital funds and other investment entities for an aggregate offering price of $46.0 million.

(15) In September 1999, we issued warrants to purchase $35 million of common stock to a corporation in connection with a licensing agreement for intellectual property.

(16) In November 1999, we issued warrants to purchase up to 5,270,856 shares of common stock at an exercise price of $2.85 per share to a customer.

(17) In December 1999, we issued 1,500 shares of Series F convertible preferred stock to an outside consultant as payment for personnel recruiting services with an aggregate fair market value of $36,375.


(18) In December 1999, we sold 292,825 shares of Series G convertible preferred stock to a customer for an aggregate offering price of $10.0 million.

(19) In December 1999, we issued warrants to purchase a total of 281,162 shares of Series G convertible preferred stock at an exercise price of $32.01 per share to a customer.

(20) In December 1999, we sold 2,685,954 shares of Series H convertible preferred stock to nine individuals and 54 venture capital funds and other investment entities for an aggregate offering price of $216.3 million.

(21) In December 1999, we agreed to sell $10 million of common stock to Williams Communications, Inc. The shares were issued to Williams Communications in May 1999.

(22) In December 1999, we agreed to sell $30 million of common stock to Broadwing Communications Services, Inc.

(23) In December 1999, we agreed to sell concurrent with our initial public offering $5 million of common stock to Broadwing Communications Services, Inc.

(24) In December 1999, we agreed to sell concurrent with our initial public offering $5 million of common stock to Williams Communications, Inc.

(25) In December 1999, we agreed to sell concurrent with our initial public offering a number of shares of common stock equal to 3% of the number of shares sold in the initial public offering to MeriTech Capital, L.L.C..

(26) In March 2000, we issued 279 shares of Series H convertible preferred stock to an outside consultant in connection with personnel recruiting services provided to Corvis, for an aggregate fair market value of $22,468.

(27) In May 2000, we sold 124,177 shares of Series H convertible preferred stock to a customer for an aggregate offering price of $10 million.

(28) In April 2000, we agreed to issue to the founders of Baylight Networks, Inc. 2,400,012 shares of common stock in connection with our acquisition of Baylight. The acquisition closed and the shares were issued on May 19, 2000.

(29) In April 1999, we agreed to issue to the stockholders of Algety Telecom S.A. shares of common stock of Corvis in connection with our acquisition of Algety. Algety's stockholders consist of the 16 founding individuals, three other individuals, one company and 19 venture capital funds and other investment entities. In addition, we issued options to purchase shares of common stock to the 60 employees of Algety that had options to purchase shares of Algety common stock.

(30) From July 1997 to April 2000, we granted options to purchase 58,945,700 shares of common stock under our 1997 Stock Option Plan; 38,578,676 shares of common stock have been issued upon exercise of these options and 20,367,024 options are outstanding.

   There were no underwritten offerings employed in connection with any of the transactions set forth above. The offers and sales discussed in items (1) through (28) were determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The offers and sales identified in item (29) to shareholders of Algety that are U.S. persons (as defined in Regulation S under the Securities
Act) were determined to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. Offers and sales to Algety stockholders that are non-U.S. persons and to Algety's employees were determined to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation S under the Securities Act involving an offer and sale of securities outside the United States. All options were granted under Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about Corvis or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits

   See the exhibit index, which is incorporated herein by reference.

 (b) Financial Statement Schedule

   Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

   (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as are required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Act and will be governed by the final adjudication of the issue.

   (c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Under the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of Maryland on July 6, 2000.

                                          CORVIS CORPORATION

                                                    /s/ David R. Huber
                                          By: _________________________________
                                                      David R. Huber
                                             Chairman of the Board, President
                                                and Chief Executive Officer

   Under the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on July 6, 2000.

               Signature                                 Title
               ---------                                 -----

                   *                    Chairman of the Board, President and
 ______________________________________  Chief Executive Officer
             David R. Huber

                   *                    Senior Vice President, Chief Financial
 ______________________________________  Officer and Treasurer
             Anne H. Stuart

                   *                    Chief Accounting Officer and Corporate
 ______________________________________  Controller
             Timothy C. Dec

                   *                    Director
 ______________________________________
              Frank Bonsal

                                        Director
 ______________________________________
              Vinod Khosla

           /s/ David R. Huber
 *  ___________________________________
            Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
   No.   Description
 ------- -----------
  1.1*   Form of Underwriting Agreement

  2.1**  Agreement and Plan of Reorganization between Corvis Corporation and the Stockholders of Algety Telecom S.A., dated April 28,
         2000

         [Registrant hereby agrees to provide a copy of omitted Schedules to the above exhibit to the Securities and Exchange Commission upon request]

  3.1**  Amended and Restated Certificate of Incorporation of Corvis
         Corporation

  3.2**  Amended and Restated By-laws of Corvis Corporation

  5.1*   Opinion of Mayer, Brown & Platt

 10.1** Amended and Restated Loan Agreement, dated as of June 30, 1999, among Corvis Corporation, Venture Lending & Leasing II, Inc., as
         Agent, and Venture Lending & Leasing II, Inc. and the other
         Lenders signatory thereto

 10.2**  Corvis Corporation Second Amended 1997 Stock Option Plan

 10.3**  Form of Corvis Corporation 2000 Long Term Incentive Plan

 10.4**  Form of Corvis Corporation Employee Stock Purchase Plan

 10.5** Employment Agreement, dated as of July 22, 1999, by and between Corvis Corporation and Glenn M. Falcao

 10.6** Employment Agreement, dated as of September 30, 1998, by and between Corvis Corporation and Terence F. Unter

 10.7**+ Procurement Agreement, dated March 17, 2000, by and between
         Broadwing Communication Services, Inc. and Corvis Corporation

 10.8+   Amended and Restated Procurement Agreement and Field Trial
         Agreement, dated June 23, 2000, by and between Williams
         Communications Inc. and Corvis Corporation

 10.9+   Procurement Agreement, dated June 5, 2000, by and between Qwest
         Communications Corporation and Corvis Corporation

 23.1**  Consent of KPMG LLP

 23.2**  Consent of PriceWaterhouseCoopers

 23.3*   Consent of Mayer, Brown & Platt (included in Exhibit 5.1)

 24.1**  Powers of Attorney (contained on the signature page)

 27.1**  Financial Data Schedule

--------
*  To be filed by amendment.
** Previously filed.
+  Confidential treatment requested for portions of this exhibit.